SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported):  August 13, 1998


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000














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Item 5.  Other Events
         ------------

        In connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339 and No. 33-60069), we hereby file the following press release.


                                        Contact:  Susan Gaffney
                                                  (302) 774-2698



      DUPONT CEO AFFIRMS STRATEGY FOR INVESTMENT AUDIENCE;
                 CITES CHALLENGING THIRD QUARTER
      ----------------------------------------------------


        New York, Aug. 13 -- In a speech to the investment community here today, DuPont President and CEO Charles O. Holliday, Jr., reaffirmed his commitment to transform the company into a faster-growing, more profitable, less cyclical group of integrated businesses. He also said that the near-term economic environment presents continuing challenges similar to those the company experienced at the end of the second quarter.
        "We indicted to you last month that our third quarter earnings would be below last year due to difficult business conditions. Those conditions include the impact of lower oil prices, higher quarterly interest expense from acquisitions, about $100 million lower revenues in agricultural products resulting from a one-time change in distribution in the third quarter of 1997, and an extremely difficult Asian environment, particularly affecting our polyester business. Therefore, we



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anticipate that our third quarter earnings will most likely be closer to the low end of the range of analyst estimates,"
Holliday said.
        "I would expect by the fourth quarter increased contri-bution from our productivity efforts, a more normal comparison in our agricultural products business, and lower interest expense," Holliday said.
Corporate Transformation
        "We are already implementing our strategy to transform the company," Holliday said. "We have decided to exit the company's wholly owned energy subsidiary, Conoco, acquired
Merck & Co.'s interest in our pharmaceutical joint venture, are seeking other acquisitions in the life sciences area, and are building on the strongest components in DuPont's chemicals and specialties businesses."
        Holliday cited the company's highly profitable differ-entiated businesses, which today contribute over 50 percent of chemicals and specialties earnings, as examples of areas where further investment can strengthen market penetration and leadership. Included in this group are specialty fibers such as "Lycra" brand spandex, "Tyvek" spun-bonded olefin and "Kevlar" aramid fiber, as well as photopolymers and electronic materials. "The earnings power of these businesses is based on multiple competitive advantages that cannot be replicated by others. Technology leadership has enabled DuPont to achieve high market share and establish strong brand identities," he explained.


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        "Performance improvements in 1999 and 2000 will be
driven primarily by reshaping DuPont's foundation businesses, such as nylon and polyester, and aggressive productivity improvements that reduce cost and minimize capital expenditures," Holliday said.
        Holliday also cited the exciting potential of the life sciences businesses, which are expected to contribute a third of the company's total earnings in four or five years - up from about 20 percent today. Holliday noted that DuPont has rich pipeline of crop protection and pharmaceutical products, as well as attractive opportunities in nutrition and health. "Accel-erating the growth in life sciences is key to our strategy to becoming a faster-growing, more profitable, less cyclical company," Holliday said.
        Founded in 1802, DuPont is a global research and technology-based life sciences, materials and energy company. Committed to better things for better living, DuPont serves worldwide markets including food and nutrition; health care; agriculture; fashion and apparel; home and construction; electronics; transportation and energy. The company operates in about 70 countries and has 98,000 employees. Revenues in 1997 were more than $45 billion.
        This release contains forward-looking statements relating to DuPont's operations that are based on management's current expectations, estimates and projections. Words such as



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"expects," "anticipates," "plans," "intends," "projects,"
"indicates," and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. In addition to the factors discussed in the release, some of the factors that could cause actual results to differ materially are: fluctua-tions in oil prices; changing business conditions including fluctuations in interest rates and other capital market condi-tions; economic and political conditions in international markets, particularly Asia; DuPont's ability to successfully bring new products, particularly crop protection and pharma-ceutical products, from the pipeline to market; DuPont's ability to renew its pipeline of new products, particularly crop protec-tion and pharmaceutical products.

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8/13/98







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                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                           /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




August 13, 1998

























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